                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[X]  Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[ ]  Definitive proxy statement.
[ ]  Definitive additional materials.
[ ]  Soliciting materials pursuant to Rule 14a-11(c) or Rule 14a-12.

                               DCB FINANCIAL CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check appropriate box):
[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of security to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                         {DCB FINANCIAL CORP STATIONERY}

April 14, 2003

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of DCB Financial Corp at 4:00 p.m. on Wednesday, May 21, 2003. The meeting will be held at the Corporate Center, 110 Riverbend Ave., Lewis Center, Ohio.

This is a particularly important shareholder meeting for me as it will be the first one I am attending since joining the Company as Chief Executive Officer. Along with the other members of the Board of Directors and management, I look forward to greeting those shareholders who are able to attend in person.

DCB Financial has come through a challenging year, and your Board of Directors and management team have developed plans to achieve several important goals. These include improving profitability, enhancing shareholder value and continuing to grow with the excellent markets we serve with outstanding service, competitive products and community involvement. We will provide further details of our plans in the near future. We believe that by prudently expanding our franchise, we will have the opportunity to become one of the premier financial institutions in the State of Ohio.

As a native of Delaware, Ohio, and with over 20 years of banking experience, I can assure you that our goal of continuing to build the Company's position as the leading independent community bank in Delaware County has great significance to me, both personally and professionally.

                              Caution

A small group of dissidents, led by S. Robert Davis, is attempting to replace three of your current directors with the group's own nominees. The dissident nominees include Mr. Davis, as well as a long-time employee of Mr. Davis, and another shareholder who has no indicated banking experience. We are deeply concerned that Mr. Davis and his nominees may bring significant disruption to your board, and we do not believe that they will be a positive influence on your Company's performance. We urge you not to return any proxy card you may receive from the Davis-led group.

Please sign and return the enclosed Board of Directors Blue proxy card. If you have already returned a proxy to the Davis group by mistake, you have every right to revoke your vote by signing and returning a later-dated Blue card to the Board. Only your latest dated proxy counts.

Thank you for your consideration and support.

                             On behalf of the Board of Directors,


                             Jeffrey T. Benton
                             President and Chief Executive Officer

                               DCB FINANCIAL CORP
                              110 Riverbend Avenue
                            Lewis Center, Ohio 43035

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                  MAY 21, 2003

TO THE SHAREHOLDERS OF DCB FINANCIAL CORP:

You are hereby notified that the annual meeting of the shareholders of DCB Financial Corp (the "Company") will be held on May 21, 2003, at 4:00 P.M. at the Delaware County Bank & Trust Company Corporate Center (110 Riverbend Avenue), Lewis Center, Ohio, for the purpose of considering and acting upon the following:

      1. To elect Class I directors to hold office until the expiration of their terms (3 years) expiring at the Annual Meeting in 2006, or until their successors shall be duly elected and qualified,

      2. To consider a shareholder proposal regarding the retention of an investment banker and solicitation of offers for the sale of the Company.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF ITS NOMINEES NOTED IN THE PROXY STATEMENT AND "AGAINST" PROPOSAL 2, THE SHAREHOLDER PROPOSAL.

The Board of Directors has fixed March 28, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. As of the record date there were 4,172,034 shares of the Company's no par value common stock outstanding. The stock transfer books of the Company will not be closed prior to the meeting.

A copy of the Company's Annual Report, which includes the Company's audited Balance Sheets as of December 31, 2002, and 2001, the related audited Statements of Income, Statements of Changes in Shareholders' Equity, and Statements of Cash Flows for each of the three years ended December 31, 2002, is enclosed.

                                         By the order of the Board of Directors


                                         Jeffrey T. Benton, President
April 14, 2003


YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED BLUE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU HAVE ANY QUESTIONS PLEASE CONTACT DONALD R. BLACKBURN AT DCB FINANCIAL CORP (740/657-7930) OR MORROW & CO., INC. (800/607/0088).

                               DCB FINANCIAL CORP
                              110 Riverbend Avenue
                            Lewis Center, Ohio 43035

                                 (740) 657-7000

                                 PROXY STATEMENT
                               GENERAL INFORMATION

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation, by the Board of Directors of DCB Financial Corp, 110 Riverbend Avenue, Lewis Center, Ohio 43035, (740) 657-7000, of proxies to be voted at the annual meeting of the shareholders of DCB Financial Corp to be held on May 21, 2003, at 4:00 P.M. at the Delaware County Bank & Trust Company Corporate Center (110 Riverbend Avenue), Lewis Center, Ohio, in accordance with the foregoing notice.

DCB Financial Corp is a financial services holding company. DCB Financial Corp is at times hereinafter referred to as the "Company."

The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company and will be conducted primarily through the mail. Please mail your completed BLUE proxy in the envelope included with these proxy materials. In addition to the use of the mail, members of the Board of Directors and certain officers and employees of the Company or its subsidiaries may solicit the return of proxies by telephone, facsimile, other electronic media or through personal contact. Proxies may not be returned through the Internet. The Directors, officers and employees that participate in such solicitation will not receive additional compensation for such efforts, but will be reimbursed for out-of-pocket expenses. The Company has engaged Morrow & Co., Inc. ("Morrow") to serve as its proxy solicitor. Under the terms of the Company's agreement with Morrow, Morrow will provide various proxy advisory and solicitation services for the Company. Morrow will be paid a fee of up to $60,000 for the services provided. In addition, the Company has agreed to indemnify Morrow against certain liabilities in connection with the solicitation and to reimburse Morrow for its reasonable out of pocket expenses incurred. It is estimated that approximately 25 employees of Morrow and 20 officers, directors and employees of the Company will participate in the solicitation process. The Company also may request, and reimburse the reasonable fees and expenses of, banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Company's common stock that those companies hold of record. The costs of preparing, printing, assembling and mailing the notice of annual meeting, proxy statement, proxy and annual report of the Company and additional costs incurred in connection with the solicitation of proxies for the annual meeting will be borne by the Company. The total amount estimated to be spent in connection with the solicitation of shareholders for the annual meeting is $100,000, which includes fees and expenses to be paid to attorneys, accountants, public relations or financial advisers, solicitors, advertising, printing, transportation and other related costs. To date, the Company has expended approximately $40,000 in connection with such solicitation effort. The Company will have increased costs in connection with the solicitation of shareholders as a result of opposing the election of three directors nominated by Mr. S. Robert Davis and the shareholder proposal from Mr. Wallace E. Edwards, both of which items are discussed below. The estimated total costs include the fees and expenses to be paid to Morrow and increased legal and printing costs resulting from opposing these matters. The estimated total costs do not include amounts normally expended by the Company in preparing its proxy solicitation materials in the absence of a proxy contest and the costs represented by salaries and wages of regular employees and officers of the Company engaged in the solicitation process. In addition, these costs do not include any costs associated with any potential litigation that may arise out of the proxy solicitation.

The proxy materials are first being mailed to shareholders on or about April 14, 2003.

Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the Secretary of the Company prior to the exercise of the proxy or in person by voting at the meeting. The shares will be voted in accordance with the direction of the shareholder as specified on the proxy. In the absence of instruction, the proxy will be voted "FOR" the election of the management director nominees listed in this Proxy Statement and "AGAINST" Proposal 2, the shareholder proposal.

                        VOTING SECURITIES AND PROCEDURES

Only shareholders of record at the close of business on March 28, 2003, will be eligible to vote at the Annual Meeting or any adjournment thereof. As of March 28, 2003, the Company had outstanding 4,172,034 shares of no par value common stock. Shareholders are entitled to one vote for each share of common stock owned as of the record date, except for the right to vote cumulatively in regard to the election of directors, as noted below.

The presence in person or by proxy of a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting.

The three nominees for director who receive the largest number of votes cast "For" will be elected as directors. Shares represented at the annual meeting in person or by proxy but withheld or otherwise not cast for the election of directors, including abstentions and broker non-votes, will have no impact on the outcome of the election for directors.

Shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights allow shareholders to vote the number of shares owned by them times the number of directors to be elected and to cast such votes for one nominee or to allocate such votes among nominees as they deem appropriate. Shareholders may exercise cumulative voting rights at the annual meeting if any shareholder gives at least 48 hours prior written notice to the President, a Vice President or Secretary of the Company that cumulative voting is desired and an announcement of that notice is made at the beginning of the meeting. The Company is soliciting the discretionary authority to cumulate votes represented by proxy, if such cumulative voting rights are exercised.

Many of the Company's shareholders hold their shares in "street name" -- in the name of a brokerage firm or bank. If you hold your shares in "street name," please note that only your brokerage firm or bank can sign a proxy on your behalf. The Board of Directors urges you to contact the person responsible for your account today, and instruct them to execute a blue proxy on your behalf for the annual meeting.

All Directors and Executive Officers of the Company as a group (comprised of 18 individuals), beneficially held 283,039 shares of the Company's common stock as of March 28, 2003, representing 6.78% of the outstanding common stock of the Company.

                PROPOSAL 1-ELECTION OF DIRECTORS AND INFORMATION
                     WITH RESPECT TO DIRECTORS AND OFFICERS

At the annual meeting three (3) Directors will be elected to a three-year term expiring at the annual meeting in 2006.

The Code of Regulations for the Company provides that the Directors shall be divided into three Classes, as nearly equal in number as possible. The number of Directors and year of term expiration for each Class is as follows:

              Class I           3 Directors       Term Expiration 2006
              Class II          4 Directors       Term Expiration 2004
              Class III         4 Directors       Term Expiration 2005

The Board has nominated the following individuals for election as Class I Directors for terms expiring at the Annual Meeting in 2006. Information regarding these nominees is set forth as follows. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

        NAME AND                                                                PRINCIPAL OCCUPATION
        BUSINESS ADDRESS(1)        AGE      DIRECTOR SINCE (2)                  DURING PAST FIVE YEARS
        -------------------------------------------------------------------------------------------------------------------
        Jeffrey T. Benton          50       2003(3)                             Currently, President and CEO of the
        110 Riverbend Ave.                                                          Company and its wholly owned
        Lewis Center, OH 43035                                                      subsidiary, The Delaware County
                                                                                    Bank & Trust Company; formerly
                                                                                    Executive Vice President, Community
                                                                                    First Bank, Celina, Ohio; Consultant
                                                                                    to the banking industry; Senior Vice
                                                                                    President Bank One, N.A.

        G. William Parker          68       1976                                Chairman of the Company and The
        343 Kensington Dr.                                                          Delaware County Bank & Trust
        Delaware, OH 43015                                                          Company; Retired Surgeon

        Gary M. Skinner            58       1996                                President, Hardscrabble Farms
        2514 Skinner Rd.
        Delaware, OH 43015

------------------------------------

            (1) Additional information pertaining to all directors, including their principal residence address and the number of shares of the Company purchased or sold since January 1, 2001, is included on pages 5 and 6 of this proxy statement.

            (2) Includes time served as a director of The Delaware County Bank & Trust Company prior to the organization of the Company in 1997.

            (3) Mr. Benton became President and CEO of the Company under an employment agreement dated December 18, 2002, which is discussed below. Mr. Benton was appointed to the Board of Directors of the Company on February 18, 2003.

While it is contemplated that all nominees will stand for election, and the nominees have confirmed this with the Company, if one or more of the nominees at the time of the annual meeting should be unavailable or unable to serve as a candidate for election as a director of the Company, the proxies reserve full discretion to vote the common shares represented by the proxies for the election of the remaining nominees and any substitute nominee(s) designated by the Board of Directors. The Board of Directors knows of no reason why any of the above-mentioned persons will be unavailable or unable to serve if elected to the Board. Under Ohio law and the Company's Code of Regulations, the three nominees receiving the greatest number of votes will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE
NOMINEES.

The following table sets forth certain information with respect to the Class II and III Directors of DCB Financial Corp:

        NAME AND                                                           PRINCIPAL OCCUPATION
        BUSINESS ADDRESS(1)              AGE     DIRECTOR SINCE(2)         DURING PAST FIVE YEARS
        -------------------              ---     -----------------         ----------------------
        C. William Bonner                68           1988                 Real Estate Developer
        1349 Cameron Ave.
        Lewis Center, OH 43035

        Jerome J. Harmeyer               63           1990                 President, Fisher Cast Steel,
        2792 Mid Pines Ct.                                                 a foundry
        Delaware, OH 43015

        Merrill L. Kaufman               68           1988                 President, Peoples Store, Inc.,
        311 Westwood Ave.                                                  a retailer
        Delaware, OH 43015

        Terry M. Kramer                  56           1992                 President, Kramer Exploration,
        170 W. Lincoln Ave.                                                a geologist
        Delaware, OH 43015

        Vicki J. Lewis                   48           1997                 Vice President, Grady Memorial
        561 W. Central Ave.                                                 Hospital
        Delaware, OH 43015

        William R. Oberfield             48           1993                 President, Oberfield's Concrete
        528 London Rd.                                                     Products
        Delaware, OH 43015

        Edward Powers                    57           1984                 President, R. B. Powers and Company,
        118 W. High St.                                                    a specialty items manufacturer
        Ashley, OH 43003

        Adam Stevenson                   63           2001                 Retired Plant Manager, PPG Industries
        (retired)

            (1) Additional information pertaining to all directors, including their principal residence address and the number of shares of the Company purchased or sold since January 1, 2001, is included on pages 5 and 6 of this proxy statement.

            (2) Includes time served as a director of The Delaware County Bank & Trust Company prior to the organization of the Company in 1997.

There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.

The following table provides the principal residence address for each director and lists the amounts of, and dates on which, shares of the Company were purchased or sold by each director since January 1, 2001. None of the directors owns shares of record that he or she does not own beneficially. In addition, other than the "restricted stock" issued to Mr. Benton under his employment agreement described below, none of the directors is, or has been within the last year, a party to any contract, arrangements or understandings with any person with respect to securities of the Company.

        NAME
        PRINCIPAL RESIDENCE ADDRESS          DATE OF SALE OR PURCHASE SINCE 1/1/01
        ---------------------------          -------------------------------------

        Jeffrey T. Benton                    Purchase - March 25, 2003,
        8140 Crossgate Ct., N.               3,000 shares ($55,000 borrowed on an
        Dublin, OH 43017                     ordinary course unaffiliated bank loan
                                             as of March 25, 2003 for purchase.)

        C. William Bonner                    None
        1349 Cameron Ave.
        Lewis Center, OH 43035

        Jerome J. Harmeyer
        2792 Mid Pines Ct.                   Gift to Church December 18, 2001,
        Delaware, OH 43015                   400 shares

        Merrill L. Kaufman                   None
        311 Westwood Ave.
        Delaware, OH 43015

        Terry M. Kramer                      None
        170 W. Lincoln Ave.
        Delaware, OH 43015

        Vicki J. Lewis                       None
        464 Brawmiller Rd.
        Delaware, OH 43015

        William R. Oberfield                 None
        280 River Rd., Box 362
        Delaware, OH 43015

        G. William Parker                    April 24, 2002 - Sold 1,190 shares
        343 Kensington Dr.                   May 2, 2002 - Sold 1,000 shares
        Delaware, OH 43015

        Edward Powers                        August 23, 2002 - Acquired 1800 shares
        664 Congress Ct.                     from father's estate
        Delaware, OH 43015


        NAME
        PRINCIPAL RESIDENCE ADDRESS          DATE OF SALE OR PURCHASE
        ---------------------------          ------------------------

        Adam Stevenson                       May 2, 2002 - Purchased 1,000 shares
        5544 Dumfries Court, E.              August 23, 2001 Purchased 500 shares
        Dublin, OH 43017

        Gary M. Skinner                      March 7, 2002 - Purchased 600 shares
        2514 Skinner Rd.
        Delaware, OH 43015

        Information regarding ownership of the Company's shares by "associates" (as that term is defined by Rule 14a-1(a) of the Securities Exchange Act of 1934) of the above named directors is included in this proxy statement in the footnotes to the section below entitled "Security Ownership of Certain Beneficial Owners and Management."


        The following table sets forth certain information with respect to the executive officers of DCB Financial Corp


                                                    OFFICER        POSITIONS AND OFFICES HELD WITH COMPANY
        NAME                          AGE           SINCE*         & PRINCIPAL OCCUPATION HELD PAST FIVE YEARS
        ----                          ---           ------         -------------------------------------------
        Jeffrey T. Benton             50            2002           President and Chief Executive Officer
                                                                   Formerly Executive Vice President, Community
                                                                    First Bank, Celina, Ohio; Consultant
                                                                    to the banking industry;
                                                                    Senior Vice President of Bank One,N.A.

        David G. Bernon               58            1991           Senior Vice President, Lending & Branch
                                                                    Divisions; Vice President-Lending

        Donald R. Blackburn           59            1988           Vice President, Customer Relations; Vice
                                                                    President, Branch Administration

        Brian E. Stanfill             44            1998           Vice President, Operations; Delaware County
                                                                    Administrator prior to 1998

        John E. Taylor                57            1994           Vice President, Retail Administration; Vice
                                                                    President, Regional Administrator

        John A. Ustaszewski           37            2001           Vice President and Chief Financial Officer; Vice
                                                                    President and Risk Manager, Corporate One
                                                                    prior to 2001

        Thomas R. Whitney             54            1996           Vice President and Senior Trust Officer

        Cindy J. Harmon               36            2003           Vice President; Human Resources, Roxanne
                                                                    Labs; HR Specialist, 1st Choice; HR Coordinator

----------------------------------------------
(*) Includes time served as an officer of The Delaware County Bank & Trust
Company


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of common stock owned by the Directors and Executive Officers of the Company. Each of the persons named in the following table possesses sole voting and investment power, except as otherwise shown in the footnotes to the following table. As of the date of this Proxy Statement, management is not aware of any person who beneficially owns five percent or more of the Company's common stock other than the "Davis Group." The "Davis Group" as defined in this proxy statement includes those persons that have named themselves as a "group" in the filing of an amended Schedule 13D with the Securities Exchange Commission("SEC") on October 31, 2002. In that filing, the Davis Group claimed ownership of 212,527 shares, which constituted approximately 5.01% of the Company's outstanding shares as of that date. S. Robert Davis, Randall J. Asmo and Harley J. Scott filed a preliminary proxy statement with the SEC on March 28, 2003, in which filing they claimed ownership of 210,677 shares, which constituted approximately 5.05% of the Company's outstanding shares as of that date.


                                                                            AMOUNT AND NATURE
                                                                         OF BENEFICIAL OWNERSHIP
        NAME                                                                 MARCH 28, 2003               PERCENTAGE
        ----                                                                 --------------               ----------
        Jeffrey T. Benton, Director & CEO                                       4,340 (1)                      *
        William R. Oberfield, Director                                         19,859 (2)                      *
        G. William Parker, Chairman of the Board of Directors                  24,928                          *
        Gary M. Skinner, Director                                              20,784 (3)                      *
        C. William Bonner, Director                                            12,600 (4)                      *
        Merrill L. Kaufman, Director                                           21,570 (5)                      *
        Terry M. Kramer, Director                                              49,190 (6)                     1.18%
        Edward Powers, Director                                                21,840                          *
        Jerome J. Harmeyer, Director                                           52,833 (7)                     1.27%
        Vicki J. Lewis, Director                                               16,240 (8)                      *
        Adam Stevenson, Director                                                1,531
        David G. Bernon, Executive Officer                                      5,491                          *
        Thomas R. Whitney, Executive Officer                                   10,691 (9)                      *
        All directors, nominees and executive officers
           as a group (18 in number)                                             283,039                      6.78%

----------------------------------------------
*Ownership is less than 1%

(1) Includes beneficial ownership of 540 shares owned by his son and 800 "restricted shares" described in footnote 1 to the Summary Compensation Table on page 11 below.
(2) Includes beneficial ownership of 5,320 shares owned by spouse and spouse's IRA.
(3) Includes beneficial ownership of 8,636 shares owned jointly with spouse and 667 shares owned by spouse.
(4) Includes beneficial ownership of 12,100 shares in ABL Group, Ltd., the address for which is 1349 Cameron Ave., Lewis Center, Ohio 43035.
(5)   Includes beneficial ownership of 7,596 shares owned jointly with spouse.
(6)   Includes beneficial ownership of 23,420 shares owned by his spouse.
(7) Includes 1,144 shares owned jointly with spouse and 43,639 shares owned by spouse and spouse's IRA.
(8)   Includes beneficial ownership of 15,700 shares owned by spouse.
(9) Includes beneficial ownership of 540 shares which are subject to shared voting and investment power with his spouse.

                             SHAREHOLDER NOMINATION

Article III, Section 3 of the Company's Code of Regulations provides the method by which a shareholder may nominate a candidate(s) for election to the Board of Directors. Nominations for the election of directors at an annual meeting, other than those made by or on behalf of the existing Board of Directors of the Company must be made in writing and must be received by the Secretary of the Company not less than 90 days prior to the meeting. Such notification is required to include as to each person the shareholder proposes to nominate: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; and (iii) the class and number of shares of capital stock that are beneficially owned by such person; and as to the shareholder nominating such person, the name and record address of the shareholder and the class and number of shares of capital stock which are beneficially owned by such shareholder. The Company also may require the submission of additional information to determine the eligibility of a nominee. In accordance with the Company's Code of Regulations, S. Robert Davis has nominated the following persons to serve as Class I directors of the Company (collectively the "Davis Nominees").

THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY STRONGLY OPPOSE THE DAVIS NOMINEES BECAUSE THEY DO NOT BELIEVE THAT THE ELECTION OF THE DAVIS NOMINEES WOULD BE IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AS A GROUP.

      1. S. Robert Davis, age 63, residence address - 1301 North Riverside Drive, Pompano Beach, Florida 33062. Principal occupation - Chairman of the Board and President of Media Source, Inc. Owner of 204,300 shares the Company's common stock.

      2. Randall J. Asmo, age 37, residence address 10380 Woodburn Drive, Powell, Ohio 43065. Principal occupation - Executive vice President and Director of Media Source, Inc. Owner of 5 shares of the Company's common stock.

      3. Harley J. Scott, age 55, residence address - 1091 Cheshire Road, Delaware, Ohio 43015. Principal occupation - owner of Tanglewood Golf Club, Delaware, Ohio. Owner of 4,372 shares of the Company's common stock.

The proxy card included with this proxy statement lists only those individuals nominated by the Company's Board of Directors and does not include the Davis Nominees. The Company intends to oppose any effort by S. Robert Davis, Charles
R. Davis, Harley J. Scott, Randall J. Asmo and Wallace E. Edwards (the "Davis Group"), who have filed a Schedule 13D denoting themselves as a group, to elect the Davis Nominees, including any solicitation by the Davis Group.

THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS SUPPORT OUR EFFORT TO OPPOSE THE DAVIS NOMINEES AT THE ANNUAL MEETING AND IN CONNECTION WITH ANY PROXY SOLICITATION MADE BY THE DAVIS GROUP. TO SUPPORT THE BOARD OF DIRECTORS' NOMINEES, PLEASE RETURN ONLY THE BLUE PROXY IN THE ENVELOPE PROVIDED WITH THIS PROXY STATEMENT. DO NOT RETURN ANY PROXIES TO THE DAVIS GROUP, AS A SUBSEQUENTLY DATED PROXY SENT TO THE DAVIS GROUP, EVEN ONE VOTED WITHHOLD IN PROTEST, COULD ADVERSELY AFFECT THE EFFORTS TO DEFEAT THE DAVIS GROUP. ONLY YOUR LATEST DATED PROXY COUNTS.

              COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and through its committees. The Board of Directors of the Company has appointed and maintains an Audit Committee, Salary Committee and Nominating Committee.

The Audit Committee reviews with the Company's independent auditors, the audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Company's internal auditing procedures; consults with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and reviews the range of the independent auditors' audit and nonaudit fees. The Audit Committee also has been charged with the enforcement of the Code of Business Conduct and Ethics adopted by the Company's Board of Directors, as discussed below. The Audit Committee is comprised of Ms.

Lewis and Messrs. Kaufman, Skinner, and Powers. The Audit Committee met four (4) times during 2002.

The Salary Committee functions as the compensation committee of the Board of Directors and is responsible for administering the Company's employee benefit plans; setting the compensation of officers; reviewing the criteria that forms the basis for management's officer and employee compensation recommendations and reviewing management's recommendations in this regard. The Salary Committee is comprised of Ms. Lewis and Messrs. Kramer, Stevenson and Parker. The Salary Committee met four (4) times during 2002.

The Company's Nominating Committee is responsible for making recommendations to the Board of nominees to fill vacancies created by expiring terms of Directors and from time to time, making appointments to fill vacancies created prior to the expiration of a Director's term. The Nominating Committee will consider nominees recommended by shareholders. The procedure for nominating an individual as a director is set forth below under the heading "Shareholder Proposals and Director Nominations." The Committee met two (2) times in 2002. The Nominating Committee is comprised of Messrs. Kaufman and Powers.

The Board of Directors of the Company meets monthly for its regular meetings and upon call for special meetings. During 2002, the Board of Directors of the Company met eighteen (18) times. All Directors of the Company attended at least 75 percent of the Board and Committee Meetings that they were scheduled to attend during 2002.

Directors are paid a monthly retainer of $250 for serving on the Board, except for the Chairman of the Board who receives a retainer of $500 per month. In addition, the Directors receive $250 per board meeting attended and $150 for each Committee Meeting attended. Committee Chairs receive $200 for each Committee Meeting.

CORPORATE GOVERNANCE

The Company recently reviewed its corporate governance policies as a matter of good business practices and in light of the passage of the Sarbanes-Oxley Act of 2002 ("Sarbanes Oxley"). While many of the corporate governance requirements of Sarbanes Oxley are not mandatory until 2004, the Company decided to implement certain corporate governance policies to encourage appropriate conduct among the members of its Board of Directors, officers and employees. In this regard, the Board of Directors of the Company adopted a Code of Business Conduct and Ethics (the "Code") at its meeting on March 18, 2003. The administration of the Code has been delegated to the Audit Committee of the Board of Directors, a Committee comprised entirely of "independent directors." The Code addresses topics such as compliance with laws and regulations, conflicts of interest, confidentiality and protection of Company assets, fair dealing and accurate and timely periodic reports, and also provides for enforcement mechanisms. The Board and management of the Company intend to continue to monitor not only the developing legal requirements in this area, but also the best practices of comparable companies, to assure that the Company maintains sound corporate governance practices in the future.

AUDIT COMMITTEE REPORT

The Audit Committee of DCB Financial Corp's Board of Directors is comprised of four directors, each of whom is "independent" as that term is defined in Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers, Inc. The Committee operates under a written charter adopted by the Board of Directors. The Committee recommends to the Board of Directors the selection of the Company's independent accountants.

Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee the processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company's independent accountants also provided to the Committee the letter and written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence. The Committee has considered whether the provision of non-audit services by the independent accountants to the Company and its subsidiaries is compatible with maintaining the independence of the independent accountants.

Based upon the Committee's discussion with management and the independent accountants and the Committee's review of the representations of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Edward Powers, Chairman
Vicki J. Lewis
Gary M. Skinner
Merrill L. Kaufman

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning compensation paid or accrued by the Company and/or its subsidiaries, to or on behalf of the Company's Chief Executive Officer and two of its other executive officers who earned more than $100,000 in salary and bonus for the fiscal year ended December 31, 2002. No other executive officer earned more than $100,000 in salary and bonus for the fiscal year ended December 31, 2002.

                 SUMMARY COMPENSATION TABLE ANNUAL COMPENSATION

                                                                                LONG TERM
                                               ANNUAL COMPENSATION            COMPENSATION
                                       ------------------------------------   -------------
NAME AND PRINCIPAL                                             OTHER ANNUAL     RESTRICTED         ALL OTHER
POSITION                    YEAR       SALARY       BONUS      COMPENSATION    STOCK AWARDS      COMPENSATION(3)
--------                    ----       ------       -----      ------------    ------------      ---------------
Jeffrey T. Benton           2002         -0-         -0-            -0-         $15,000(1)             -0-
President and CEO(1)

Larry D. Coburn             2002      $166,250     $46,000          -0-              -0-             $26,899
Former President and CEO(2)
                            2001      $171,999     $55,265          -0-              -0-             $44,218

                            2000      $171,999     $46,235          -0-              -0-             $38,603

David G. Bernon             2002      $107,040     $ 7,295          -0-              -0-             $39,759
Senior Vice President,
Lending and Branch          2001      $101,879     $15,967          -0-              -0-             $33,418
Division
                            2000      $101,879     $12,751          -0-              -0-             $29,174

Thomas R. Whitney           2000      $104,834     $ 7,148          -0-              -0-             $26,369
Vice President and
Senior Trust Officer        2001      $ 98,898     $15,500          -0-              -0-             $20,571

                            2000      $ 98,898     $12,378          -0-              -0-             $17,978


-------------------

      (1) Mr. Benton became the President and Chief Executive Officer of the Company effective December 18, 2002. Under the terms of his employment agreement, Mr. Benton is entitled to receive $15,000 in value of common shares of the Company measured as of the date of such agreement. This equaled 800 shares at $18.75, the price of Company's shares as of that date. Mr. Benton has the right to vote such shares and receive dividends on the shares, however, the shares do not become fully vested until December 31, 2004. Mr. Benton actually commenced work at the Company effective January 6, 2003, such that he received no other compensation for the year 2002.

      (2) The Company decided not to continue the employment of Mr. Coburn as the President and CEO of the Company effective as of October 2, 2002. He received $23,750 in severance benefits during the year 2002. The terms and conditions of Mr. Coburn's severance agreement are set forth below.

      (3) The amounts shown in this column for the most recent fiscal year were derived from the following figures: (1) contributions by the Company to the Company 401(k) plan on behalf of the named executive: Mr. Coburn, $3,149; Mr. Bernon, $1,605; and Mr. Whitney, $2,883; (2) Supplemental Executive Retirement Plan accrual; Mr. Bernon, $38,154; and Mr. Whitney, $23,486; and (3) severance benefits to Mr. Coburn of $23,750.


                              EMPLOYMENT CONTRACTS

The Company has employment contracts currently in place with Jeffrey T. Benton, President and CEO of the Company and its subsidiary, The Delaware County Bank and Trust Company (the "Bank"), David G. Bernon, Senior Vice President - Lending and Branch Division, and Thomas R. Whitney, Vice President and Senior Trust Officer of the Bank.

The Company entered into an employment agreement with Mr. Benton on December 18, 2002. The contract provides that Mr. Benton will be the President and Chief Executive Officer of the Company and The Delaware County Bank and Trust Company from that date through December 31, 2004. The contract provides for automatic renewal for successive one-year periods thereafter if Mr. Benton is employed as of the end of the calendar year. The Company agrees to appoint Mr. Benton to the Board of Directors of the Company and the Bank, which action has been taken. Mr. Benton's base salary under the contract is $150,000. Mr. Benton has the opportunity to earn a performance-based bonus if he meets the criteria established on an annual basis by the Board of Directors. One half of any such bonus will be paid in cash within 30 days of the date of determination of the bonus. The remaining one half of the bonus amount is to be paid in options on shares of common stock of the Company based upon the price of the stock on the date of the bonus, with such options vesting over a period of three to five years. Mr. Benton's contract provides other typical perquisites including participation in Company employee benefit plans, reimbursement of moving expenses, club membership and vacations with pay. In the event of termination, the agreement provides for payment of 12 months of base salary, unless Mr. Benton is terminated for "Just Cause" (as defined in the agreement). Mr. Benton is permitted to terminate the contract and receive his base pay for 12 months in the event of a change of control, if he resigns within 12 months of such action. The contract provides for protection of the Company's confidential information and includes a covenant not to compete during the contract and for two years thereafter, unless the contract is terminated prior to December 31, 2003, in which case the covenant is only for one year. Finally, the contract provides for arbitration of disputes arising under the contract.

The contract with Mr. Bernon initially was entered into for the period from June 1, 1999, through May 31, 2000. The contract is renewed for successive one year terms upon the written consent of the Bank and Mr. Bernon. The contract provides for a base salary to be set by the Board's Salary Committee and the employee is entitled to participate in any bonus and other employee benefit plans. The contract also provides for a severance payment in the event that the Bank terminates Mr. Bernon's employment for other than: (i) "Just Cause" (as defined in the contract) or (ii) Mr. Bernon reaching retirement age. In such a termination, the Bank is obligated under the contract to pay Mr. Bernon an amount equal to his monthly salary for up to 12 months or until he accepts other employment. In the event the Bank is the subject of an acquisition to which Mr. Bernon does not consent, and his position with the Bank is changed significantly, Mr. Bernon may voluntarily terminate the contract and receive as severance an amount equal to the average annual salary he has received from the Bank for the past five years.

The contract with Mr. Whitney initially was entered into for the period from August 1, 1996 through December 31, 1996. The contract is renewed for successive one year terms upon the written consent of the Bank and Mr. Whitney. The contract provides for a base salary to be set by the Board's Salary Committee and the employee is entitled to participate in any bonus and other employee benefit plans. The contract also provides for a severance payment in the event that the Bank terminates Mr. Whitney's employment for other than: (i) "Just Cause" (as defined in the contract) or (ii) Mr. Whitney reaching retirement age. In such a termination, the Bank is obligated under the contract to pay Mr. Whitney an amount equal to his monthly salary for up to 12 months or until he accepts other employment. In the event the Bank is the subject of an acquisition to which Mr. Whitney does not consent, and his position with the Bank is changed significantly, Mr. Whitney may voluntarily terminate the contract and receive as severance an amount equal to the average annual salary he has received from the Bank for the past five years.

         TERMINATION OF THE FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER

In October of 2002, the Company decided not to continue the employment of Larry
D. Coburn, its then President and CEO. On October 2, 2002, the Company and Mr. Coburn entered into a Resignation, Release, and Post-Employment Covenants Agreement (the "Resignation Agreement"). Upon execution of the Resignation Agreement, Mr. Coburn ceased to be an officer, director and employee of the Company or The Delaware County Bank and Trust Company. The Company agreed to pay Mr. Coburn 11 months of base salary at $15,833.33 per month, one payment of $4,666.70, plus one month of accrued vacation pay, less a $27,000 mid-year prepayment of a year-end bonus. The payments due to Mr. Coburn are to be reduced by wages or other compensation for services earned by Mr. Coburn from sources other than the Company. The Company also released Mr. Coburn from any claims that it may have had against him. In return for the commitments of the Company in the Resignation Agreement, Mr. Coburn released any claims he had or may have had against the Company, reaffirmed his commitment to maintain the confidentiality of information of the Company, agreed to return any Company owned property, agreed not to solicit Company employees for a period of two years, agreed to cooperate with the Company in the defense of any legal actions and agreed not to go to work for any company that had engaged in legal proceedings against the Company.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 1998, the Company's wholly-owned subsidiary, The Delaware County Bank and Trust Company, adopted an unfunded, non-qualified supplemental executive retirement plan (the "Supplemental Retirement Plan"), due to limitations imposed by federal law on the amount of retirement income that may be paid through the Company's 401(k) Plan. Under the Supplemental Retirement Plan, only executive officers named in the Supplemental Retirement Plan or otherwise designated for participation in the Supplemental Retirement Plan by the Board of Directors are eligible to participate. As of the date of this proxy statement, Messrs. Bernon, Whitney and one other former executive officer participated in the Supplemental Retirement Plan. Mr. Larry Coburn, the former President and CEO of the Company had participated in the Plan until the termination of his employment with the Company and the Bank in October, 2002. Upon his termination, his rights under the Plan ceased.

Each participant in the Supplemental Retirement Plan is entitled to receive under the Supplemental Retirement Plan at age 62 or upon later retirement, an amount equal to 70% of the participant's total compensation from January 1, 1998 to age 62, less the participant's 401(k) plan benefits and social security benefits. Amounts to be paid under the Supplemental Retirement Plan will be paid monthly over an eighteen-year period. Each participant's compensation for purposes of determining benefits under the Supplemental Retirement Plan will be his or her 1998 base salary, increased by 4.5% for each subsequent year of employment. The rate of annual appreciation on each participant's 401(k) plan assets, for purposes of determining the amount to subtract in determining Supplemental Retirement Plan benefits, is assumed to be 8%, and each participant's annual contribution to his or her 401(k) plan account is assumed to be 6% of eligible compensation. Because the final benefit to be paid a participant under the Supplemental Retirement Plan at retirement will vary based on the level of the Company's contributions to the 401(k) plan, with greater Company contributions to the 401(k) plan resulting in lesser Supplemental Retirement Plan benefits, it is not possible to precisely determine an executive officer's Supplemental Retirement Plan benefit at retirement. The Company has provided its best estimate of such amount in the Summary Compensation Table set forth above.

Prorated benefits will be paid in accordance with the terms of the Supplemental Retirement Plan in the event of the death or disability of a participant or the acquisition or other change in control of the Company and subsequent termination of employment of the participant or other diminishment of a participant's compensation or responsibilities following a change in control of the Company. In such an event the proration will be based upon the ratio of the number of years of the participant's employment from January 1, 1998, to the date of the triggering event to the number of whole years from January 1, 1998, to the date the participant reaches age 62. Supplemental Retirement Plan benefits accrued during 2002 for Messrs. Bernon and Whitney were $38,154 and $23,486, respectively.

      REPORT OF THE SALARY COMMITTEE OF DCB FINANCIAL CORP ON COMPENSATION

Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's President and Chief Executive Officer and, if applicable, the four other most highly compensated Executive Officers, whose compensation exceeded $100,000 during the Company's fiscal year. The disclosure includes the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting such officers. The Salary Committee of the Company has the responsibility of determining the compensation policy and practices with respect to all Executive Officers. At the direction of the Board of Directors, the Salary Committee of the Company has prepared the following report for inclusion in the Proxy Statement.

Compensation Policy. The report reflects the Company's compensation philosophy as endorsed by the Salary Committee. The Salary Committee makes the recommendation regarding the level of compensation for all Executive Officers including Mr. Benton as the President and CEO. Mr. Benton has, and his predecessor Mr. Coburn had, input into the compensation levels for all Executive Officers, except himself.

The executive compensation program of the Company has been designed to:

      - Support a pay-for-performance policy that rewards Executive Officers for corporate performance.

      - Motivate Executive Officers to achieve strategic business goals.

      - Provide competitive compensation opportunities critical to the Company's long-term success.

Upon the recommendation of the Salary Committee, the Board of Directors approved Mr. Benton's employment agreement.

The Salary Committee approved compensation increases for all other Executive Officers of the Company during 2002. Executive Officer salary increase determinations are based upon an evaluation of each executive's performance against goals set in the prior year.

The Bank maintains a cash bonus plan (the "Bonus Plan") which allocates a portion of the Bank's pre-tax income for the purpose of employee cash bonuses on an annual basis. The Bonus Plan is administered by the Salary Committee. The award of a bonus to any employee under the terms of the Bonus Plan is discretionary and is determined by the Board of Directors upon the recommendation of the Salary Committee.

The Salary Committee has determined that a significant portion of executive compensation should be payable in an annual bonus which shall be based principally upon the financial performance of the Company and that of the individual in attaining his or her established goals.

This Report of Compensation is submitted by the Salary Committee Members: Terry
M. Kramer, G. William Parker, Vicki J. Lewis, Thomas T. Porter and Adam
Stevenson.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Larry D. Coburn, the Company's former President and Chief Executive Officer, served on the Salary Committee of the Company, which is responsible for compensation matters (see "Report of the Salary Committee" in this Proxy Statement). Mr. Benton does not serve on the Salary Committee.

Although Mr. Coburn served on the Salary Committee, he did not participate in any decisions regarding his own compensation as an Executive Officer. Each year, the Salary Committee recommends the amount of the bonus award (pursuant to the Bonus Plan described above) and salary for the ensuing year. Mr. Coburn did not participate in discussions or decision-making relative to his own compensation.


           PERFORMANCE GRAPH - FIVE YEAR SHAREHOLDER RETURN COMPARISON

We have set forth below a line-graph presentation comparing cumulative five-year shareholder returns for the Company, the S&P 500 Market Index, the S&P Banks Index, the Russell 2000 Index and the Nasdaq Bank Index. The chart below compares the value of $100 invested on December 31, 1997, in the stock of DCB Financial Corp, S&P 500 Market Index, the S&P Banks Index, the Russell 2000 Index and the Nasdaq Bank Index.

Previously, the Company has presented its performance compared to that of the S&P 500 Market Index and the S&P Major Regional Bank Index. However, the Company believes that the performance of the Russell 2000 Index and the Nasdaq Bank Index are better benchmarks to compare the performance of the Company, based upon the size and impact of the economy upon such companies.

On December 31, 2001, Standard & Poor's adopted a new industry classification methodology for the purpose of calculating its U.S. industry indices. At that time, the S&P Major Regional Bank Index was discontinued, and a new S&P Banks Index was created using a new industry classification methodology. For comparison purposes, both the old and new indices are shown in the table below.

                              [PERFORMANCE GRAPH]


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG DCB FINANCIAL CORP., S&P 500 COMPOSITE INDEX, S&P MAJOR REGIONAL BANK INDEX & S&P BANKS INDEX FOR FISCAL
                            YEAR ENDING DECEMBER 31

                                        12/31/97        12/31/98        12/31/99        12/31/00        12/31/01        12/31/02
                                        --------        --------        --------        --------        --------        --------
DCB FINANCIAL CORP.                     $100.00         $ 81.90         $ 69.42         $ 54.34         $ 69.53         $ 97.59
S&P 500 COMPOSITE INDEX                 $100.00         $128.58         $155.63         $141.46         $124.65         $ 97.10
S&P MAJOR REGIONAL BANK INDEX           $100.00         $110.48         $ 94.80         $121.37         $113.15              NA
S&P BANKS INDEX                         $100.00         $106.04         $ 91.41         $108.83         $108.85         $107.74


        ASSUMES $100 INVESTED ON JANUARY 1, 1998
        IN DCB FINANCIAL CORP. COMMON STOCK,
        S&P 500 COMPOSITE INDEX, S&P BANKS INDEX &
        S&P MAJOR REGIONAL BANK INDEX

                * TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

                              [PERFORMANCE GRAPH]


  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG DCB FINANCIAL CORP., RUSSELL 2000 INDEX & NASDAQ BANKS INDEX FOR FISCAL YEAR ENDING DECEMBER 31

                                        12/31/97        12/31/98        12/31/99        12/31/00        12/31/01        12/31/02
                                        --------        --------        --------        --------        --------        --------
DCB FINANCIAL CORP.                     $100.00         $ 81.90         $ 69.42         $ 54.34         $ 69.53         $ 97.59
RUSSELL 2000                            $100.00         $ 97.45         $118.17         $114.59         $117.44         $ 93.39
NASDAQ BANKS                            $100.00         $ 88.23         $ 81.19         $ 93.10         $102.48         $107.11


        ASSUMES $100 INVESTED ON JANUARY 1, 1998
        IN DCB FINANCIAL CORP. COMMON STOCK,
        RUSSELL 2000 INDEX & NASDAQ BANKS INDEX

                * TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no existing or proposed material transactions between the Company and any of the Company's executive officers, directors, nominees for director or the immediate family or associates of any of the foregoing persons, except as indicated below:

Mr. C. William Bonner, a Director of the Company who is engaged in the real estate development business, purchased land and built three office complexes located at 6156 Highland Lakes Avenue, Westerville, Ohio, 10149 Brewster Lane, Powell, Ohio and 6820 Perimeter Loop Road, Dublin, Ohio. The Delaware County Bank and Trust Company (at times referred to as the "Bank") entered into a lease for these office complexes with initial terms of 20 years at a rent of $83,840, $71,000 and $94,200 per year, respectively. The Board of Directors approved the lease transactions, with Mr. Bonner abstaining from consideration of the matter. The Board believes that the rent to be paid to Mr. Bonner and the other terms and conditions of the lease transactions are comparable to those which would be available from an unrelated party.

Mr. Bonner is also a principal owner of Rennob, Inc. and Whittington, Inc. Bank entered into contracts with Rennob, Inc. and Whittington, Inc. as Project Coordinator/General Contractor for the construction of the Bank's corporate headquarters building at 110 Riverbend Avenue Lewis Center, Ohio, which was completed in 2001. The Bank paid Rennob, Inc. and Whittington, Inc. a total of $5,424,847 for their services in connection with the construction of the Bank's new headquarters building. The Board of Directors approved these contracts with Mr. Bonner abstaining from consideration of the matter. Management of the Company and the Bank believe that the terms and conditions of these contracts are comparable to those which would be available from an unrelated party and that the payments made are at competitive rates.

Some of the directors of the Company, as well as the companies with which such directors are associated, are customers of, and have had banking transactions with the Bank in the ordinary course of the Bank's business and the Bank expects to have such ordinary banking transactions with such persons in the future. In the opinion of management of the Company and the Bank, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectibility or present other unfavorable features.

The Bank expects to have in the future banking transactions in the ordinary course of its business with directors, officers and principal shareholders, and their associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectibility or present other unfavorable features.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company or written representations that no such forms were required, the Company believes that, except as noted below, during 2002 all Section 16(a) filing requirements applicable to its officers and Directors were complied with. The Company has no shareholders who are ten percent beneficial owners. Mr. Benton, the President and CEO of the Company filed one late Form 4 in regard to 800 "restricted shares" granted as a part of his employment agreement described above. In addition, each of Messrs. Bernon, Blackburn, Stanfill, Taylor, Ustaszewski and Whitney filed one late Form 4 in connection with the granting of eight shares to all persons that were employees of the Company on December 31, 2002.

                                  DAVIS LAWSUIT

On March 31, 2003, the United States District Court for the Southern District of Ohio (the "Court") entered judgment in favor of the Company and all other defendants in an action (the "Suit") brought by S. Robert Davis ("Davis"). Mr. Davis brought the Suit allegedly as a shareholder derivative action naming the Company, its Board of Directors, the members of the Board of Directors, and the Company's former Chief Executive Officer as defendants. Mr. Davis alleged to have sent correspondence constituting a demand under Ohio law for inspection of the books and records of account of the Company and its subsidiary, The Delaware County Bank and Trust Company, and that defendants did not respond to this correspondence prior to the deadline set forth therein. He alleged that his correspondence was due to inconsistencies in the explanation of what comprises a certain reduction in earnings announced by the Company in a press release issued December 12, 2001. The Court found that Mr. Davis' allegations did not state a cause of action for which the Court has subject matter jurisdiction, and the Suit was dismissed at Mr. Davis' costs in favor of DCB and the other defendants.

                         PROPOSAL 2-SHAREHOLDER PROPOSAL

The Company has received a nonbinding shareholder proposal. The author and proponent of the proposal is Wallace E. Edwards, 538 Sixth Street, Portsmouth, Ohio 45662 (the "Proponent"). The Proponent has stated that he beneficially owns 2,850 shares of the Company's stock. The Proponent has filed a statement on
Schedule 13D with the SEC disclosing that these shares of the Company's stock are held by him as a member of a group including S. Robert Davis, Charles R. Davis, Randall J. Asmo and Harley J. Scott. We have included the proposal as required by the rules of the Securities and Exchange Commission. The Company disclaims any responsibility for the content of this proposal and the statements made by the Proponent.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Your Board strongly opposes the proposal because it believes that it is based on faulty premises, and that adoption of the proposal would not be in the best interests of the Company's shareholders.

PROPOSAL

      RESOLVED, that the shareholders of DCB Financial Corp ("Company") authorize and urge the Company's Board of Directors to retain an investment bank to solicit offers for the purchase of the Company's stock or assets.

      RESOLVED, that the Board, within 120 days from the date of the approval of these Resolutions, is urged to present the highest offer to purchase the Company's stock or assets to the shareholders for their acceptance or rejection of such offer.

PROPONENT'S SUPPORTING STATEMENT

The value of a $100.00 investment in the stock of DCB Financial Corp ("DCBF") on December 31, 1996, would have been worth $101.39 five years later, as DCBF disclosed in its 2002 Proxy Statement. In comparison, that same investment would have been worth $164.10 under the S&P Major Regional Bank Index, and worth $166.25 under the S&P 500 Index, the indices specifically included by DCBF for comparison in the 2002 Proxy Statement.

                           VALUE OF A $100 INVESTMENT

                                  [LINE GRAPH]



A return of only $1.39 over five years would be disappointing and disturbing to any shareholder, and evidences management's inability to increase share prices and the value of DCBF. Extraordinary action is necessary to increase the returns to shareholders on their investment in DCBF.

This proposal gives shareholders a process to determine the true market value of DCBF by urging the use of a reputable investment banking firm to actively solicit bids for the purchase of DCBF. The Board is then urged to submit the highest offer to the shareholders, who will have the opportunity to determine whether to approve the sale of DCBF.

If a possible sale of DCBF is eliminated from consideration, the shareholders will be unable to make an informed decision on the true value of their investment. The shareholders are the owners of DCBF and are entitled to make decisions concerning its sale. The Board serves at the will of the shareholders and for their benefit, and thus has a duty to act in the best interests of the shareholders. If another five years pass with a return of only $1.39 on an $100.00 investment, will the shareholders feel that their best interests have been served if offers to acquire DCBF have gone uninvited, unexplored, or undisclosed?

Approval of this proposal will give the shareholders information on how valuable DCBF may be. You are urged to vote "YES" to this proposal.

BOARD OF DIRECTOR'S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

Your Board of Directors unanimously recommends a vote against the shareholder proposal. Your Board fully recognizes and appreciates its fiduciary duties to shareholders and would evaluate any proposal it receives. However, the Board believes that at present a process of solicitation of offers, for presentation of the highest offer to shareholders, would not maximize shareholder value.

Even if the Board believed, which it does not, that an immediate sale of the Company in the current environment offers the best long-term prospects for the Company's shareholders, the

Board would not take the auction approach suggested by the Proponent. The Board believes that this approach would create uncertainty about the Company's future among customers and employees and produce an immediate deterioration in the value of the Company's business. The Board does not believe that a "going out of business sale" is the way to produce value for shareholders.

The Board also believes that there would be serious negative consequences to the community and customers if the Company were sold. The Board believes that numerous branches would be closed and markets would be exited. The Board believes that significant employee layoffs would be made in customer service, operations, technology and management as those functions would be transferred out of the area. The Board believes that community involvement and funding would be reduced significantly. The Board believes that if the Company were sold, decisions on pricing, hiring and loan approvals would be made by individuals located outside of the market, who would not be familiar with the market and customers. The Board believes that prices on many services would be increased.

The Board believes that the Company's community banking franchise has significant long-term value. The Delaware County Bank & Trust Company currently has the largest deposit market share in Delaware County, one of the best markets in Ohio, and has grown significantly in the past five years. The Board has hired a new President and Chief Executive Officer, Jeff Benton, a Delaware native and a banker with extensive experience in high performance banks.

Mr. Benton will focus on the execution of our strategic business plan that we believe will deliver improved earnings by capitalizing on the Company's market share and dynamic growth opportunities. Under Mr. Benton's leadership, the Company will focus on controlled profitable growth. The Board expects to accomplish this by first improving credit, performance management and expense controls; second, identifying and pursuing the profitable segments of all our businesses with better expense controls, improved products and pricing, and a refined distribution strategy; and third, by continuing to grow in the Company's current excellent markets. Our Annual Report to you that accompanies this proxy statement includes additional information about our plans.

With the exception of Mr. Benton, each of your directors is an outside director. Each of your directors owns stock in the Company and shares your interest in the value of that stock. The Board believes that focusing on the execution of our business plan and longer-term strategies will maximize shareholder value, as opposed to initiating a process for the immediate sale of the Company.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS NONBINDING PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE SPECIFIED BY THE SHAREHOLDER IN THE PROXY.

                 INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

On March 13, 2003 the Audit Committee of the Board of Directors of the Company, upon authority delegated to it by the Company's Board of Directors, dismissed Crowe, Chizek and Company LLP ("Crowe Chizek") as the Corporation's independent public accountant for all periods commencing on or after January 1, 2003. On March 13, 2003 the Audit Committee also engaged the firm of Grant Thornton, LLP ("Grant Thornton") as its new independent public accountant, effective for the fiscal year beginning January 1, 2003. Grant Thornton was engaged to provide independent audit services for the Company and its subsidiaries and to provide certain non-audit services including advice on accounting, tax and reporting matters. The Board of Directors expects that a representative of each of Crowe Chizek and Grant Thornton will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Crowe Chizek's report on the consolidated financial statements of the Corporation for the fiscal years ended December 31, 2001 and 2002 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2001 and December 31, 2002, as well as during the subsequent interim period through March 13, 2003, there were no disagreements between the Company and Crowe Chizek on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe Chizek, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

During DCB's two most recent fiscal years ended December 31, 2001, and December 31, 2002, and the subsequent interim period through March 13, 2003, the Corporation did not consult with Grant Thornton, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of SEC Regulation S-K.

DCB Financial Corp's independent accountants billed the aggregate fees shown below for audit, financial information systems design and implementation, and other services rendered to DCB Financial Corp and its subsidiaries for the year 2002. Audit fees include fees billed in connection with the audit of the Company's annual financial statements, as well as fees billed for the review of the unaudited financial statements contained in the Company's periodic reports on Form 10-Q, as filed with the Securities and Exchange Commission. Fees under "All Other Fees" include fees incurred in connection with assisting the Company to fulfill its reporting obligations under FDICIA (The Federal Deposit Insurance Company Improvement Act) required now that the Company's total assets exceeded $500 Million, as well as certain internal audit fees.

Audit Fees                                             $85,680

Financial Information Systems Design and               $     0
Implementation Fees

All Other Fees                                         $69,324



                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

If any shareholder of the Company wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Company to be held in 2004, the proposal must be received by the Secretary of the Company at the principal executive offices of the Company, 110 Riverbend Avenue, Lewis Center, Ohio 43035, prior to the close of business on December 16, 2003. On any other proposal raised by a shareholder for next year's annual meeting, the Company intends that proxies received by it will be voted in the interest of the Company in accordance with the judgement of the Board of Directors, unless notice of the proposal is received by the Company not later than February 28, 2004.

The Company's Code of Regulations establishes advance notice procedures as to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In order to make a director nomination at a shareholder meeting it is necessary that you notify the Company in writing not less than 90 days in advance of the meeting. In addition, the notice must meet all other requirements contained in our Code of Regulations. Any shareholder who wishes to take such action should obtain a copy of our Code of Regulations and may do so by written request addressed to the Secretary of the Company at the principal executive offices of the Company.

                                  OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing and which may properly come before the meeting. A COPY OF THE COMPANY'S 2002 REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ON FORM 10-K, WILL BE AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS ON REQUEST. Address all requests, in writing, for this document to Donald R. Blackburn, Vice President & Secretary, The Delaware County Bank and Trust Company, 110 Riverbend Avenue, Lewis Center, Ohio 43035.

We also undertake to deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or the Annual Report, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered. Requests for these documents should also be addressed to Donald R. Blackburn, Vice President, The Delaware County Bank and Trust Company, 110 Riverbend Avenue, Lewis Center, Ohio 43035, (740) 657-7930.

                       By Order of the Board of Directors of DCB Financial Corp



                       Jeffrey T. Benton, President

                          {OUTSIDE BACK COVER OF PROXY}

                                    IMPORTANT

REGARDLESS OF HOW MANY SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED BOARD OF DIRECTORS BLUE PROXY CARD TODAY. IF YOU HOLD YOUR SHARES IN STREET-NAME, PLEASE RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED TO YOU BY YOUR BROKERAGE FIRM OR BANK.

WE URGE YOU NOT TO RETURN ANY PROXY SENT TO YOU BY THE DAVIS GROUP. IF YOU HAVE ALREADY SENT A PROXY TO THE DAVIS GROUP YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. SINCE ONLY YOUR LATEST DATED PROXY COUNTS, MAKE CERTAIN THAT THE LATEST DATED PROXY YOU RETURN IS THE BLUE PROXY.

IF YOU HAVE ANY QUESTIONS ABOUT DCB FINANCIAL CORP AND THIS PROXY SOLICITATION, PLEASE CALL DONALD R. BLACKBURN OR TERRI SWISHER AT THE COMPANY AT 740/657-7000. IF YOU NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL OUR PROXY SOLICITOR, MORROW & CO., AT 800-607-0088.

                           PROXY FOR ANNUAL MEETING OF
                               DCB FINANCIAL CORP
                               LEWIS CENTER, OHIO

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned shareholder of DCB Financial Corp, Lewis Center, Ohio, revoking previous proxies related to these shares, do hereby nominate, constitute, and appoint Jerome J. Harmeyer, Vicki J. Lewis, William R. Oberfield and Adam Stevenson, or any one of them (with full power of substitution for me and in my name, place and stead) to vote, including the right to vote cumulatively in the election of directors, all the common stock of said Company, standing in my name on its books on March 28, 2003, at the Annual Meeting of its shareholders to be held on May 21, 2003, at 4:00 P.M. (local time) at the Delaware County Bank & Trust Company Corporate Center (110 Riverbend Avenue), Lewis Center, Ohio, or any adjournments thereof with all the powers the undersigned would possess if personally present as follows:

1. To elect three (3) members of Class I (term to expire 2006) to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES.

Nominees:

Jeffrey T. Benton             For All Nominees  [ ]
G. William Parker
Gary M. Skinner               Withhold Authority to Vote For all Nominees  [ ]

                              (To Withhold Authority for an individual nominee, check the "For All Nominees" box and draw a line through the name of such nominee)


2. To authorize and urge the Board of Directors to retain an investment banker and solicit offers for the sale of the Company's stock or assets and present the highest offer to the shareholders within 120 days for their consideration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.


            FOR   [ ]           AGAINST [ ]           ABSTAIN   [ ]


3. To transact such other business as may properly come before the meeting or any adjournment thereof.

                         PLEASE SIGN ON THE REVERSE SIDE

THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" THE ABOVE NOMINEES AND "AGAINST" PROPOSAL 2 ABOVE, UNLESS OTHERWISE MARKED. IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT. ALL SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND AGAINST PROPOSAL 2. This proxy may be revoked prior to its exercise by either written notice or personally at the meeting or by a subsequently dated proxy.

------------------------------------                  ------------------------
     (STOCKHOLDER SIGNATURE)                                    (DATE)

------------------------------------                  ------------------------
     (STOCKHOLDER SIGNATURE)                                    (DATE)


      -------------------------------------------------------


                  INSERT LABEL


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(WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, PLEASE
GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. ALL JOINT OWNERS SHOULD SIGN.)